To: Jolene Sarkis, Chairperson of the Compensation Committee of the Board of Directors

Bob Pisano, Lead Independent Director & Chairperson of the Corporate Governance & Nominating Committee of the Board of Directors

Dated: April 23, 2013

I agree to be relieved of the title and responsibilities of Chief Executive Officer of Resources Connection, Inc., effective May 28, 2013, upon the appointment of Anthony Cherbak as President & Chief Executive Officer of the Company. As of May 28, 2013, I will serve as the Executive Chairman of the Company.

Except as set forth above, my employment agreement, dated June 1, 2008, continues in effect.

/s/ Don Murray

Don Murray